Rockville, Connecticut, June 29, 2011– Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), announced that it has completed a balance sheet restructuring strategy.The Bank completed the repayment of $122.2 million of Federal Home Loan Bank of Boston (FHLB) advances with a weighted average interest rate of 4.17%. The borrowings extinguished were bullet advances with maturities in 2012 or later with a rate that equals or exceeded 3.00%.The repayment of the FHLB advances incurred a pre-payment of penalty of $8.9 million, or $5.8 million after tax.

Subsequent to the receipt of funds from the recent second step conversion, the Bank was investing excess liquidity in low yielding short-term duration investments. With continued deposit growth and access to substantial liquidity though multiple sources, management felt it was prudent to apply excess liquidity to pay-down high cost borrowings to ideally position the balance sheet for growth in today’s interest rate environment.

Additionally, the Bank also sold approximately $8.2 million in available-for-sale equity investments which includes $0.3 million of Fannie Mae and Freddie Mac preferred securities.  The sale of securities resulted in a gain of $6.2 million, or $4.0 million after tax. In addition to taking advantage of the opportunity to realize a gain, the sale almost entirely eliminates the Bank’s equity securities portfolio, removing a significant risk of market volatility from the Bank’s balance sheet. While management does not anticipate using new equity investments as part of the go forward investment strategy, the Bank continues to hold a modest equity portfolio to preserve its ability to utilize equity investments in the future.

Results of the Transaction:

1.	Eliminates annualized interest cost of $5.4 million, or $3.5 million after tax on $122.2 million of paid off advances, reducing total cost of funds going forward.
2.	Prudently and effectively reduces cash currently earning a low yield.
3.	Almost entirely eliminates an equity portfolio with significant gains, thereby reducing volatility and pricing risk from the Bank’s balance sheet.
4.	The after-tax FHLB advance pre-payment penalty of $5.8 million, or $0.20 per share, will be recouped by a higher net interest margin going forward.
5.
The Tier 1 Leverage ratio adjusted for the balance sheet restructuring increases 91 basis points to 14.18% from 13.26% reported at March 31, 2011.  The adjusted ratio only takes into account the reduction of FHLB advances and the majority of the common stock portfolio.

6.	Better positions the company to compete in the current rate environment while maintaining a flexible liquidity position for future opportunities.
7.	The Bank’s interest rate risk profile continues to be prudently positioned for various interest rate scenarios.

Bill Crawford, President and CEO of the Company and Bank, said: “Given the economic environment, using excess cash to reduce total funding cost and eliminating volatility from the equities portfolio is an opportunistic and prudent move to enhance shareholder value. The Bank retains substantial financial flexibility. As we continue to build out our strategic plan, we remain focused on serving customers and communities while protecting and growing shareholder value.”

Rockville Bank is a 21 ½ branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.